Exhibit 99.1
PRIME HEALTHCARE SERVICES INC.
CONSOLIDATED INCOME STATEMENT
YEAR TO DATE MARCH 31, 2008

REVENUE
NET PATIENT REVENUE	239,000,292
CAPITATION REVENUE	6,417,427
OTHER REVENUE	3,680,514

TOTAL OPERATING REVENUE	249,098,233

OPERATING EXPENSES

COMPENSATION AND EMPLOYEE BENEFITS	112,688,939
PROVISION FOR DOUBTFUL ACCOUNTS	30,203,687
GENERAL AND ADMINISTRATIVE	30,340,489
MEDICAL SUPPLIES	23,375,870
PROFESSIONAL FEES	15,951,735
DEPRECIATION / AMORTIZATION	3,030,772
MEDICAL CLAIMS	1,363,420
TOTAL OPERATING EXPENSES	216,954,912

NET OPERATING INCOME (LOSS)	32,143,321

INTEREST	4,470,567

Income Before Allocation to Non-Controlling Interest	27,672,754

Allocation of Income to Non-Controlling Interest	(24,427,829)

INCOME TAX EXPENSE	713,367

NET INCOME (LOSS)	2,531,558

PRIME HEALTHCARE SERVICES, INC.
CONSOLIDATED BALANCE SHEET
March 31, 2008

PHSI
CURRENT ASSETS
Cash and Cash Equivalents	28,859,336
Accounts Receivable	1,035,022,643
Allowance for Bad Debts	(35,145,604)
Allowance for Contractuals	(875,024,701)

Net Accounts Receivable	124,852,338

Other Receivables	7,883,689
Inventories	4,729,583
Prepaid Expenses and Other	24,404,598

Total Current Assets	190,729,544

PROPERTY AND EQUIPMENT
Land and Land Improvements	27,310,000
Buildings and Bldg. Improvements	43,502,755
Leasehold Improvements	6,153,419
Equipment	87,825,822
Construction in Progress	7,221,020

Total Property and Equipment	172,013,016

Accumulated Depreciation	(29,856,619)

NET PROPERTY & EQUIPMENT	142,156,397

LONG TERM ASSETS
Long Term Notes	—
Deposits	2,017,000
Other LT Assets	13,707,802

Total Long Term Assets	15,724,802

TOTAL ASSETS	348,610,743

CURRENT LIABILITIES
Accounts Payable	25,679,182
Accrued Payroll	13,125,978
Notes Payable	8,744,186
Other Accrued Liabilities	6,334,684
IBNR	4,505,837
Due to (From) Fiscal Intermediaries	(3,490,358)
Line of Credit	14,481,925
Current Portion Long Term Debt	20,817,848

Total Current Liabilities	90,199,282

LONG TERM LIABILITIES
Capital Leases	12,043,551
Other Loans	56,349,288
Other Long Term Liabilities	98,000,000

Total Long Term Liabilities	166,392,839

Total Inter-Co Payable / (Receivable)	—

TOTAL DUE TO/(FROM) RELATED ENTITIES	9,958,409

Total Liabilities	266,550,530

EQUITY
Paid In Capital	3,000
Retained Earnings	49,211,149
Note Receivable Related Party	(35,762,558)
Non-Controlling Interest	66,077,064
Distribution	—
Current Year Earnings / (Loss)	2,531,558

Total Equity	82,060,213

TOTAL LIABILITIES AND EQUITY	348,610,743

Prime Healthcare Services Inc.
Cash Flow; March 31, 2008

Cash Flow From Operations:
Net Income	2,531,558
Depreciation	3,030,772
Amortization	0
Minority Interest	0
(Inc)/Dec in A/R	(15,984,464)
(Inc)/Dec in Inventory	(810,011)
(Inc)/Dec in Prepaids	14,483,992
(Inc)/Dec in Other Receivables	(6,798,513)
Inc/(Dec) in Payroll Payables	(909,126)
Inc/(Dec) in Accrued Payables	(2,217,521)
Inc/(Dec) in IBNR	(1,322,482)
Inc/(Dec) in Other Liabilities	(6,480,402)
Inc/(Dec) in Fiscal Inter	(2,574,601)
Inc/(Dec) in Other Acc Exp	(54,178)
Total Cash From Operations	(17,104,976)

Cash Flow From Investing
Capital Expenditures	(8,520,697)
Pmts to Acquire Other Assets	(413,523)

Total Cash From Investing	(8,934,220)

Cash Flow From Financing
Funds Provided (to) from Related Party	285,238
Distributions to Share Holders	0
Shareholder Contribution	0
Borrow (Repayment) of Debt	(6,915,894)
(Repayment) of Capital Leases	(193,320)
Net Proceeds From Owners Contribution	24,819,543
Pmt for Acquisition	0

Total Cash Flow From Financing/Dist	17,995,567

Total Cash Flow	(8,043,629)

Beginning Cash Balance	36,902,965

Ending Cash Balance	28,859,336